Exhibit 99.3

The South Financial Group, Inc.

Director Compensation Schedule - Effective July 1, 2009

Element	Amount

Annual Retainer	$45,000
Board Meeting Fees (per meeting)	$1,000
Chairman Retainers:
• Chairman of the Board	$50,000
• Vice Chairman of the Board	$20,000
• Audit Committee Chairman	$25,000
• Compensation Committee Chairman	$20,000
• Risk Committee Chairman	$15,000
Committee Member Retainers (non-chairman)
• Risk, Compensation, Executive *	$10,000
• Audit	$12,500
Healthcare	Grandfather current board, but eliminate for future directors
Charity Match	Eliminate

* Assumes Nominating and Corporate Governance Committee will be held in conjunction with an already-scheduled Executive Committee.